Exhibit 99.1

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EDITED TRANSCRIPT

CASY—Q4 2012 Casey’s General Stores Earnings Conference Call

EVENT DATE/TIME: JUNE 13, 2012 / 02:30 PM GMT

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JUNE 13, 2012 / 02:30 PM GMT, CASY - Q4 2012 Casey’s General Stores Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Walljasper Casey’s General Stores Inc—CFO

CONFERENCE CALL PARTICIPANTS

Karen Short BMO Capital Markets—Analyst

Sam Knezevic Northcoast Research—Analyst

Chuck Cerankosky Northcoast Research—Analyst

Ben Brownlow Raymond James & Associates—Analyst

Anthony Lebiedzinski Sidoti & Company—Analyst

Stan Clyburgh Western Alliance—Analyst

Kelly Bania BofA Merrill Lynch—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth-quarter 2012 Casey’s General Stores earnings conference call. My name is Keith, and I’ll be your operator for today. At this time, all participants are in a listen-only mode. Later on, we will conduct a question-and-answer session.

(Operator Instructions) As a reminder, today’s conference is being recorded for replay purposes.

And I would now like to turn the conference over to your host for today, Mr. Bill Walljasper, Chief Financial Officer. Please go ahead, sir.

Bill Walljasper —Casey’s General Stores Inc—CFO

Good morning. Thank you for joining us to discuss Casey’s results for the fiscal year ended April 30. I’m Bill Walljasper, Chief Financial Officer. Bob Myers, President and Chief Executive Officer, is also here.

Before I begin, I will remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2011 annual report, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

I’ll take a few minutes to summarize the results of the fourth quarter, the year, and our outlook for fiscal 2013. Afterwards, we will open it up for questions about our results and outlook.

As all of you have seen, basic earnings per share for the fourth quarter were $0.61, compared to $0.60 for the same quarter a year ago. For the year, basic earnings per share were $3.07 compared to $2.24. The results last year include approximately $27.4 million in costs related to the Company’s recapitalization plan, as well as fees associated with the hostile takeover attempt by Alimentation Couche-Tard. Adjusting for those costs, basic earnings per share last year would have been $2.65. The results reflect strong revenue gains and margin expansion inside the stores from the fourth quarter a year ago. I will go over each category to give more detail in what is driving these results.

Our fuel margin improved each month throughout the quarter, as the wholesale cost of fuel declined, resulting in a fuel margin of $0.137 per gallon. Unfortunately, this was still nearly $0.02 lower than the record fourth quarter margin from the prior year. This decline represented about $7.2 million impact on gross profit, or $0.12 per share. Favorable weather in the quarter helped drive same-store gallons up 2.5%; however, same-store gallons sold for the year were down 1.5%, primarily due to a 20% increase in fuel prices from the prior year. For the year, we achieved a record fuel margin of $0.153 per gallon, well ahead of our annual goal. For the quarter, total gallons sold increased 7.2%, to 359.5 million. Total gallons sold for the year were up 5.9%, to 1.5 billion.

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JUNE 13, 2012 / 02:30 PM GMT, CASY - Q4 2012 Casey’s General Stores Earnings Conference Call

The average retail price of fuel for the fiscal 2012 year was $3.45 a gallon, compared to $2.87 last year. For the quarter, the average retail price was $3.57 per gallon, compared to $3.41. Fuel margin is trending in line with our annual goal in May, while same-store gallons sold in May are up 3%. The average retail price of fuel this May was $3.46 per gallon, compared to $3.79 in May a year ago.

Total sales in the grocery and general merchandise category for the fourth quarter were up 12.7%, to $330.8 million, driven in part by strong double-digit sales growth in the beer and beverage category. Average margin in the quarter was 33%, up about 90 basis points from the same period a year ago. The margin gain was primarily due to an increase in the contributions of higher margin items, such as energy drinks, sports drinks, snacks, and ice.

Same-store sales in the quarter were up 8.5%, while gross profit rose 15.9% to $109.2 million. For the year, same-store sales increased 6.7%, with an average margin of 32.5%. Same-store customer count for the year was up 4.5%, resulting in double-digit sales increases across all major areas within the grocery and other merchandise category. Total sales for the fiscal year were $1.4 billion, up 14.2%. Same-store sales in May increased 6.9%, driven by the continued strength in sales from the cooler area.

Prepared food and fountain category continues to perform very well. Total sales were up 21.6%, to $128.3 million for the quarter, while same-store sales rose 16.8%. Approximately 0.5 of the same-store sales increase is a result of the operational initiatives mentioned in the press release. Stores recently converted to 24 hours represented about 4% to 4.5%; major remodels about 1.5% to 2%; and pizza delivery about 1.5% to 2%. We also benefited from a price increase during the fourth quarter of about 2% to 2.5%.

The average margin was up 60 basis points to 60.8%, the same [time for] period last year, primarily due to a lower cost of cheese and coffee. The average cost of cheese this quarter was $1.70 per pound, compared to $2 per pound a year ago. Currently, the cost of cheese is approximately $1.80 per pound. We recently were successful in completing a forward buy and locking in the cost of coffee through March of 2013. The average cost of this agreement is about $0.70 per pound below the costs we experienced during the same time period last year.

For the year, same-store sales are up 14.3%, with an average margin of 60.7%. Same-store sales continue to be strong in May, up 11.9% on top of a 15.7% increase in May of last year.

For the fiscal year, operating expenses increased 13.3%, to $688.4 million. Excluding approximately $16 million in expenses from a year ago, related to the unsolicited hostile offer by Couche-Tard, expenses would have increased 16.4%. For the quarter, operating expenses were up 16.9%, driven primarily by the increase in operational initiatives mentioned previously. Same-store operating expenses for the quarter were up 6%. Over 0.5 of these same-store expenses in the quarter were a result of the stores converted to 24 hours, the major remodels, and the pizza delivery initiatives. We are optimistic about the long-term earnings growth of these initiatives.

In addition to this, the results also reflect about $2.5 million in non-cash expenses related to a self-insurance reserve adjustment due from our year-end actuarial opinion, and a reduction in the discount rate used for the calculation of deferred compensation. These two non-operational expenses impacted earnings per share in the quarter approximately $0.04 to $0.05. Credit card fees during the quarter were $20 million, up 12.5% from a year ago.

On the income statement, total revenue in the quarter was up over 13%, to $1.8 billion. Year-to-date total revenue was up 24%. Revenue lift in both periods was due to sales increases in the categories mentioned previously, and an increase in the retail price of fuel compared to prior periods.

The effective tax rate this quarter was lower than the fourth quarter of last year, primarily due to an increase in workers’ opportunity tax credits. We expect our effective tax rate to be around 37.5% next year. We would also expect a low double-digit percent increase in depreciation next fiscal year. The number of basic shares outstanding this quarter was 38,119,976, and the dilutive share count was 38,481,171.

Our balance sheet continues to be strong. At April 30, cash and cash equivalents were $55.9 million, our long-term debt net of pure maturities was $677.9 million, with shareholder equity rising to $506 million. We generated $294.9 million in cash flow from operations. For the fiscal year, capital expenditures were $280.3 million, compared to $328.1 million a year ago in the same period. This was down due to a decrease in acquisitions and remodel activity from the prior year.

This quarter, we opened 12 new store constructions, and completed 2 acquisitions. For the year, we acquired 35 stores, and completed 30 new store constructions. We also replaced 10 stores during the fiscal year. Our store count at the end of this quarter was 1,699 corporate stores. We are optimistic about the pipeline for new store construction and acquisition opportunities going forward.

Now let me outline our performance goals for the next fiscal year. They are to increase same-store gallons sold 1%, with an average margin of $0.14 per gallon; increase same-store grocery and other merchandise sales 6.2%, with an

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JUNE 13, 2012 / 02:30 PM GMT, CASY - Q4 2012 Casey’s General Stores Earnings Conference Call

average margin of 32.7%; increase same-store prepared food and fountain sales 11%, with an average margin of 61.1%; increase the total number of stores approximately 4% to 6%. In addition to this, we also plan to replace 20 stores, and perform 50 to 70 major remodels.

We currently have 25 major remodels under construction, which we anticipate being completed by the end of our first fiscal quarter in 2013. We have identified another 25 stores that we plan to complete by the end of December, and we will look at an additional 25 locations to be completed by the end of the fiscal year. We are encouraged by the continued improvement of these stores, and expect returns on this initiative to be in line with the returns that we experienced with new store constructions and acquisitions.

The conversion of stores to a 24-hour format continues to go well. Currently, about 20% of our stores are now open 24 hours. As we mentioned in the third quarter earnings call, we converted 150 stores to a 24-hour format this past January. We just completed converting an additional 25 stores in May, and have plans for another 100 stores to be converted by October 31. Typically experienced same-store customer count doubled that of our store base, resulting in a 20% to 30% lift in inside sales from a store converted to this format.

Pizza delivery program is the newest of our operational initiatives. Although the results are preliminary, we have been experiencing 25% to 30% increases in prepared food sales upon rollout of a store to pizza delivery. We converted 50 stores to this program back in February, bringing our total to 76 stores delivering pizza. It is our intent to add another 50 stores to this program in July, another 50 stores in October, followed by 50 more in January, bringing our total to 226 by the end of the fiscal year.

As you know, we have a strong track record of growing the business, while also returning value to shareholders through a dividend. At its June Board meeting, the Board declined a quarterly dividend of $0.165 per share, which was a 10% increase from the year-end dividend amount in fiscal 2012. The dividend has doubled in the last five years, and has a compounded annual growth rate of more than 20% during this time period. In closing, we are very pleased with the performance of the Company in fiscal 2012, and we expect to continue that momentum in fiscal 2013.

That completes our review of the quarter and year-end results. We will now take questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Karen Short, BMO Capital Markets.

Karen Short —BMO Capital Markets—Analyst

Hello there.

Bill Walljasper —Casey’s General Stores Inc—CFO

Hello, Karen.

Karen Short —BMO Capital Markets—Analyst

Just a couple of questions on your OpEx. I’m sorry, did you give the actual dollar amount of the self-insurance adjustment that — I just kind of back in about $3 million, but I know you said $0.04 to $0.05.

Bill Walljasper —Casey’s General Stores Inc—CFO

It was about $2.5 million from combined, those two non operational events.

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JUNE 13, 2012 / 02:30 PM GMT, CASY - Q4 2012 Casey’s General Stores Earnings Conference Call

Karen Short —BMO Capital Markets—Analyst

So backing that out then, you’re kind of looking at an overall OpEx growth rate in the 15-ish% range.

Bill Walljasper —Casey’s General Stores Inc—CFO

Yes, that would be correct.

Karen Short —BMO Capital Markets—Analyst

So I guess looking to next year, just to help me model through, is it fair to say that you’re probably going to be looking at that kind of level, at least in terms of OpEx growth, maybe less lumpy, but consistent at that 15%, at least for the first through the third quarter of next year, and then falling off in the fourth as you cycle? I’m just trying to think about that.

Bill Walljasper —Casey’s General Stores Inc—CFO

No, I think you are right on point, Karen. Based on the operational initiatives that we outlined, I think a run rate for fiscal 2013 would be a mid-teens percentage increase. So I think that is correct. Now keep in mind, we also had a hot fuels lawsuit that was settled that — it’s still pending in the courts, but that’s running through the fourth quarter as well, even though it’s not material. But yes, I think you are right on point.

Karen Short —BMO Capital Markets—Analyst

Okay. And then looking at prepared food, your prepared food margin goal for fiscal ’11 — sorry, for fiscal ’12, originally started of at 61.8%. And obviously, you didn’t make that goal, given the pressures, commodity cost pressures. I guess, though, looking at 2013, I’m surprised your goal might not be higher, just because so many of these costs seem to be coming down quite dramatically.

Bill Walljasper —Casey’s General Stores Inc—CFO

Well, the two big cost — and that’s a good question, Karen. The two big costs that will drive that from a commodity perspective, certainly cheese would be the biggest, followed by coffee, then there’s some miscellaneous items as well. When you look at the cheese cost, as I mentioned, right now currently we are about $1.80 is the current cost. As we look forward in a comparative standpoint, Q1 the average cost of cheese was about $2.11 per pound, in Q2, $2.14, and then it came down in the latter half of fiscal 2012. So it’s hard to predict commodity cost increases; but certainly we anticipate a benefit, which is in part why we have an increase in the margin for next fiscal year.

Now coffee, we have locked that in. That $0.70 differential is about 20 to 25 basis points in the prepared food margin. We do have that particular commodity locked in. I just don’t see an opportunity yet to lock cheese in, and we keep currently continue to look at that on a very regular basis. But some of the benefit of those two commodities in the fourth quarter were offset by increases in several other items within the prepared food, items such as chicken, beef, icing, cups, donut oil, fountain. Any one of them itself is not a large increase, but in aggregate they do start to add up.

Karen Short —BMO Capital Markets—Analyst

Okay. That’s fair. And then, wondering if you could give your range of CapEx for fiscal ’13?

Bill Walljasper —Casey’s General Stores Inc—CFO

We’ll wait to give that range until the 10-K comes out. It will come out in a couple of weeks.

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JUNE 13, 2012 / 02:30 PM GMT, CASY - Q4 2012 Casey’s General Stores Earnings Conference Call

Karen Short —BMO Capital Markets—Analyst

Okay. And then the last question I just had is, I know there was some analysis done or some concern that maybe the rollout of the pizza initiative might cannibalize some of your existing stores’ sales that don’t have the pizza delivery. Can you maybe just give a little color on where that analysis shook out?

Bill Walljasper —Casey’s General Stores Inc—CFO

Right now, we are not seeing that cannibalization of other stores. And that is primarily because the stores that we are targeting for pizza delivery are typically outside of the area of an existing Casey’s store to prevent cannibalization. We are still pushing this program out, albeit in the preliminary stages. And as I outlined, we anticipate somewhere around 226 stores delivering pizza by the end of the fiscal year. We certainly believe that number could probably double. And that program we are encouraged by, and we are certainly going to continue pushing that out.

Karen Short —BMO Capital Markets—Analyst

And within the guidance for the 15 July, 15 October, and 15 January, same comment, no cannibalization expected from that?

Bill Walljasper —Casey’s General Stores Inc—CFO

Yes.

Karen Short —BMO Capital Markets—Analyst

— store location.

Bill Walljasper —Casey’s General Stores Inc—CFO

Yes. And also, we’re not seeing any drop off inside the store, either. That was one of the concerns, that people wouldn’t be coming into the store because they’re getting the pizza product delivered. In contrast, we are actually seeing an uptick in general merchandise. So, yes, we’re encouraged by that program. We are encouraged by all three of those initiatives.

Karen Short —BMO Capital Markets—Analyst

Okay. I will get back in the queue. Thanks.

Bill Walljasper —Casey’s General Stores Inc—CFO

Thanks.

Operator

Sam Knezevic, Northcoast Research.

Sam Knezevic —Northcoast Research—Analyst

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JUNE 13, 2012 / 02:30 PM GMT, CASY - Q4 2012 Casey’s General Stores Earnings Conference Call

Good morning. Bill, I had a quick question about — I see your depreciation seemed to pick up a bit in the fourth quarter, and I was just curious, what drove that year-over-year increase from last year?

Bill Walljasper —Casey’s General Stores Inc—CFO

Yes, when you look at the year-over-year increase, and you’re talking fiscal 2011 to 2012, I’m going to take you back to the unit movement that we experienced in fiscal 2011. As you might recall, we acquired 89 stores in fiscal 2011 and we built 20 stores over that timeframe. 80% — over 80% of those stores were done in the back half of fiscal 2011, so you’re not going to see the full depreciation for the full year, obviously, coming through. Also, those 89 stores, most of those stores we went back in fiscal 2012 and added kitchens. When you do that, we add a fair amount of equipment, which would accelerate your depreciation. That was the reason that you saw a little bit larger depreciation increase fiscal 2012 over 2011.

Sam Knezevic —Northcoast Research—Analyst

Okay. Thanks. And then another question, you mentioned on your prepared statements that credit cards fees were up $20 million, I think a 12.5% increase.

Bill Walljasper —Casey’s General Stores Inc—CFO

Just to clarify that, they ended up at $20 million. They were up about $2.3 million.

Sam Knezevic —Northcoast Research—Analyst

How did credit card transactions trend during the quarter?

Bill Walljasper —Casey’s General Stores Inc—CFO

They trended about what they’ve been trending in the third quarter, when you look at it. They were about 19%, 20% utilization. As far as, when you look at the total sales dollars, we’ve been tracking that upper 50%, that 56% to 58%. That’s kind of been in that range for a few quarters now.

Sam Knezevic —Northcoast Research—Analyst

Okay. Great. Thanks, Bill.

Bill Walljasper —Casey’s General Stores Inc—CFO

You bet.

Operator

Chuck Cerankosky, Northcoast Research.

Chuck Cerankosky —Northcoast Research—Analyst

Hello. I’m calling in from out-of-town, so sorry we’re ganging up on you. In looking at the pickup in the depreciation rate and the operating expense rate, Bill, what should we be looking at on the income statement line to see how you’re leveraging those higher costs? Do you expect it to show up in better sales and operating profits per business segment?

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JUNE 13, 2012 / 02:30 PM GMT, CASY - Q4 2012 Casey’s General Stores Earnings Conference Call

Bill Walljasper —Casey’s General Stores Inc—CFO

I think you are right on point. The increases that we expect in operating expenses and depreciation next year, where we see the pickup is going to be on the revenue side of that equation. Obviously, that equates then into a bottom-line number. What we’ve seen on some of these operational initiatives, they come out of the chute strong, but it’s not near where their potential has been. And we are seeing a nice pickup in those operational initiatives after they’ve been up and running after three to four months. Especially in the remodel program, the second six months of the remodels being up and operational, we’re seeing some very nice lifts in revenue compared to the first six months of their existence. At the same time, we’re seeing operating expenses go down. So that tells me that we are becoming more efficient in running some of these remodeled or larger store formats. And eventually, the earnings contributions will catch up with the OpEx. The OpEx does ramp up almost immediately.

Chuck Cerankosky —Northcoast Research—Analyst

All right. Thank you.

Bill Walljasper —Casey’s General Stores Inc—CFO

You bet.

Operator

Ben Brownlow, Raymond James.

Ben Brownlow —Raymond James & Associates—Analyst

Good morning.

Bill Walljasper —Casey’s General Stores Inc—CFO

Hello. How are you?

Ben Brownlow —Raymond James & Associates—Analyst

I guess on the last comment you made, what was that again with the pizza delivery on the ramp in sales? Did you say three to four months?

Bill Walljasper —Casey’s General Stores Inc—CFO

We said — yes, typically we see a continued improvement in those initiatives after the first three or — they come out strong, but then after three or four months, they continue to get stronger. I think the reference that I was referring to, to Chuck’s point, was specifically more of the remodels in the second six months, because we do have those up and operational for a full year now, so we do some data that we can look at, whereas pizza delivery is a little bit more preliminary in its rollout.

Ben Brownlow —Raymond James & Associates—Analyst

And with those initiatives, are you still seeing the early stores continue to ramp in sales or are those starting to level out?

Bill Walljasper —Casey’s General Stores Inc—CFO

No, we are seeing those continue to ramp in sales.

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JUNE 13, 2012 / 02:30 PM GMT, CASY - Q4 2012 Casey’s General Stores Earnings Conference Call

Ben Brownlow —Raymond James & Associates—Analyst

And what is the incremental OpEx or — associated with the ramp? Is it purely leverage from there or is there — just comment sort of on the timeline of profitability and how you look at those initiatives.

Bill Walljasper —Casey’s General Stores Inc—CFO

Well typically, what we see from an operating expense perspective with those initiatives, we see about a 15% to 20% lift in OpEx, because you are adding — and it is primarily due to wages, Ben. We are adding staff in all of those initiatives. And the revenue lift during that same preliminary time period, we typically see anywhere from 20% to 30% lift in revenue. Now, pizza delivery is more geared towards prepared food, so we see lifts toward the higher end of that range in the delivery initiative. Now on inside sales in total, we see that 20% to 30% lift on the remodels and 24 hours. And then we are continuing to see lift in that level at the same time we are seeing OpEx decline.

Ben Brownlow —Raymond James & Associates—Analyst

And those kitchens on the 24-hour locations, those are open as well during that full period?

Bill Walljasper —Casey’s General Stores Inc—CFO

Yes, we start them that way. But I mean, we may stop doing that. But when we convert a store to 24 hours, we do throw the kitchen open during the early hours of the morning.

Ben Brownlow —Raymond James & Associates—Analyst

Are most of the 24-hour locations, at this point, and the planned locations going to be kitchen open as well?

Bill Walljasper —Casey’s General Stores Inc—CFO

Yes.

Ben Brownlow —Raymond James & Associates—Analyst

Okay. Are there any discussions about closing some of those kitchens during certain time periods or during the later seasonal?

Bill Walljasper —Casey’s General Stores Inc—CFO

Absolutely. We always are evaluating. That is one of the nice things about the 24-hour initiative and the pizza delivery initiative, there is really not capital invested for those initiatives. And as we monitor those, if we see sales not meeting expectations during certain hours, we will curtail that back to maybe a different hour format, or we will do something different with the kitchen hours within that 24-hour format. So we are always looking at that.

Ben Brownlow —Raymond James & Associates—Analyst

Great. Thank you.

Bill Walljasper —Casey’s General Stores Inc—CFO

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JUNE 13, 2012 / 02:30 PM GMT, CASY - Q4 2012 Casey’s General Stores Earnings Conference Call

Thank you.

Operator

Anthony Lebiedzinski, Sidoti and Company.

Anthony Lebiedzinski —Sidoti & Company—Analyst

Good morning. Just a few questions here. Now, could you just give us an update as to how many stores are in your new store format, given all of the remodels and new store openings? I just wanted to get a better sense as to what is the number of stores that are in the updated format now, as we speak.

Bill Walljasper —Casey’s General Stores Inc—CFO

Well, the updated format takes on — I mean, you’re going to look at new store construction, acquisitions converted, because when we convert an acquisition, we do add the sub sandwich and all the other prepared food operations and replacements. You’re probably looking somewhere in that 25% of our store base has the aspects of the new store design. And going forward, Anthony, as you may know, basically anything we touch, we look to convert to that type of format. So on acquisitions, when we are looking at acquisitions and model those, we are modeling in a kitchen renovation, which would include not only the pizza and donut aspects, but also the sub sandwich aspect, and the coffee bar. So I think we have a lot of ways to go on these initiatives.

Anthony Lebiedzinski —Sidoti & Company—Analyst

Okay. And I noticed that in the press release, there was no mention of any written agreements for acquisitions. Now, was just wondering as to what kind of multiples are you seeing as far as people asking for stores?

Bill Walljasper —Casey’s General Stores Inc—CFO

Well, the multiples are still in that five to seven times trailing EBITDA range. We are certainly disciplined in our approach to acquisitions. With respect to the unit growth goal at 4% to 6%, when you break that down, we are looking to add new store construction to somewhere around 35 new stores. The remaining balance of that is going to come through acquisitions. And certainly, we are encouraged by the pipeline that we are looking at. Even though we don’t have any written agreements to announce at this point in time, we are looking at a number of stores right now that either are in negotiation, trying to get a written contract or remodeling. They have agreed to give us their finances. So we are certainly optimistic of completing that — or attaining that goal. So, I’m encouraged by what I see.

Anthony Lebiedzinski —Sidoti & Company—Analyst

Okay. That is helpful. And as far as your guidance for operating expenses, you mentioned you expect a mid-teen percentage for the that roughly. So does that assume that gas prices will remain where they are? Because obviously has an impact on your credit card fees. So how should we think about that, in light of potential gas price movements?

Bill Walljasper —Casey’s General Stores Inc—CFO

I would say that for the year, gas prices where they are currently at, yes, that is about exactly right. So obviously, if the retail price of gas skyrocketed to $4 a gallon, that could sway that a little bit. But we will talk about that every quarter and make sure everybody is aware of that.

Anthony Lebiedzinski —Sidoti & Company—Analyst

Okay. And lastly, can you comment on your trends in your cigarette sales and margins in that category?

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JUNE 13, 2012 / 02:30 PM GMT, CASY - Q4 2012 Casey’s General Stores Earnings Conference Call

Bill Walljasper —Casey’s General Stores Inc—CFO

Cigarette sales, they’ve for the last couple of months have been relatively flat to slightly down. From a margin perspective, as you may recall, they somewhat stabilized after that second and third quarter, when we start cycling some of that competitive landscape from a year ago. We don’t give margins out for the cigarettes, as you know, but we certainly are evaluating opportunities there. Illinois did just have a recent passage of a $1 tax increase. We typically see a benefit from that, when that occurs. That will go into effect the first of July.

Anthony Lebiedzinski —Sidoti & Company—Analyst

Okay. Thank you.

Operator

(Operator Instructions)

Stan [Clyburgh], Western Alliance.

Bill Walljasper —Casey’s General Stores Inc—CFO

Good morning, Stan.

Stan Clyburgh —Western Alliance—Analyst

Yes. How are you gentlemen this morning?

Bill Walljasper —Casey’s General Stores Inc—CFO

Good, great. How are you?

Stan Clyburgh —Western Alliance—Analyst

It’s great to hear all of the sales targets and growth is doing what everyone expected. My question, Bill, is a follow-up to two earlier questions on the credit card fees. I think you said they were about $20 million for the fourth quarter, which was about a 12% increase. And if we go back to third quarter, I believe that was around a 14% or 15% increase.

Bill Walljasper —Casey’s General Stores Inc—CFO

Correct.

Stan Clyburgh —Western Alliance—Analyst

What can be done or what are you looking at to possibly reduce those costs?

Bill Walljasper —Casey’s General Stores Inc—CFO

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JUNE 13, 2012 / 02:30 PM GMT, CASY - Q4 2012 Casey’s General Stores Earnings Conference Call

Well obviously, we tried — there are a number of things. Certainly, a suggested selling trying to get people to utilize debit cards more than credit card is always a popular way to try to alleviate that. One of the things, the biggest thing, Stan, that really fluctuates that is the retail price of gasoline. Typically, what we’ve experienced from a historical perspective that as retail prices decline relative to what they were a year ago, we typically see a slowing down of credit card fee increases. And then just contrasting that, if we see the retail price increase relative to what it was a year ago, we typically see an acceleration. So that does ebb and flow there. And so some of that is somewhat out of our control. We need to accept credit cards, otherwise we would be at a competitive disadvantage, obviously. But we’ve looked at utilizing our own credit cards. That is probably something that is not in the future for us, certainly don’t want to have that credit risk. But that’s about the extent of it right now, Stan.

Stan Clyburgh —Western Alliance—Analyst

I appreciate your comments, Bill, and keep up the good work.

Bill Walljasper —Casey’s General Stores Inc—CFO

Thanks a lot, appreciate it.

Operator

Karen Short, BMO Capital Markets.

Karen Short —BMO Capital Markets—Analyst

Just a question on Illinois. Illinois is not a fair trade state, correct?

Bill Walljasper —Casey’s General Stores Inc—CFO

Yes, you’re correct. That is one of the three.

Karen Short —BMO Capital Markets—Analyst

So I guess, just wondering, two questions on the tax increase. The first thing is, are you guys seeing any stockpiling on tobacco ahead of it, and did that have any impact on your comp in May? Because I guess there was an article that stores are running out of supplies.

Bill Walljasper —Casey’s General Stores Inc—CFO

It is a very good question. Now in May, I don’t believe we saw any of that. However recently, you are seeing some consumers drift to I would say a little bit more excessive purchasing than probably what they normally do. You could obviously call it at stockpiling, or loading the pantry. So we expected that.

Karen Short —BMO Capital Markets—Analyst

Okay. And when the increase goes into effect in July, how will that impact your margins in that state? Will that have — will that be noticeable in your grocery segment, on a margin basis?

Bill Walljasper —Casey’s General Stores Inc—CFO

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JUNE 13, 2012 / 02:30 PM GMT, CASY - Q4 2012 Casey’s General Stores Earnings Conference Call

If it is noticeable, we will call that out going forward, so everybody understands that. But typically what happens, again, this is what we’ve seen in past cigarette tax increases, people will tend to migrate to more pack purchasing than they do carton purchasing, but they don’t curtail their smoking habit. So consequently they — the cigarette packs are higher margin than the cartons. And eventually what we see is typically a little bit bump in the margin and a little bit bump in the gross profit dollars.

Karen Short —BMO Capital Markets—Analyst

Okay. Great. That is helpful. Thanks.

Operator

Kelly Bania, Bank of America.

Bill Walljasper —Casey’s General Stores Inc—CFO

Hello, Kelly. Are you there, Kelly?

Operator

Your line may be muted.

Kelly Bania —BofA Merrill Lynch—Analyst

Sorry. Thanks for taking my question. This is Kelly. I was wondering if you could address your plans to re-accelerate the remodels. I believe you’ve talked in the past about focusing those on some areas where they are in larger communities where there is more opportunity for market share gains. So I was wondering if you can just talk about that, and is there any other tweaks you’re making to that program as you focus on profitability of those remodels.

Bill Walljasper —Casey’s General Stores Inc—CFO

Sure. Sure. As you know, we currently have about 130 stores that we have remodeled. As we outlined, we plan on — we’ve identified another 75 locations to roll out this fiscal year. So that brings us to just a little bit over 200 stores. Coming into that remodel program, the design was specifically created to identify what we call our E and G style stores. We have about 600 of those in our chain. I’m not saying all of those will be applicable for remodels, but we certainly believe a good chunk of those would be candidates for the remodel program. So, we certainly have a long way to go in that remodel program.

So this is not just a fiscal 2013 initiative. This will carry over to the next fiscal year, for sure. And what we are seeing, we are very encouraged by the ramp-up of the performance in these particular initiatives. I think we have a little bit over a year history now with those 130 stores. We see a nice gain in the second six months relative to the first six months. We also see a nice moderation or decline in operating expenses in the second six months versus the first six months. So, we are encouraged by the direction those are going. And obviously, we will continue to report on those as we roll those out.

Kelly Bania —BofA Merrill Lynch—Analyst

Great. Thanks. And then just one more. A lot of discussion on the sales lift and operating expense impact of all of the different initiatives you are doing. I was wondering if you could maybe just summarize and talk about maybe how accretive each of those were to earnings for this year, so we can get a sense of what to model in for next year. Thanks.

Bill Walljasper —Casey’s General Stores Inc—CFO

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JUNE 13, 2012 / 02:30 PM GMT, CASY - Q4 2012 Casey’s General Stores Earnings Conference Call

I’d probably fall short of mentioning how accretive these different initiatives are, because some of them are very preliminary. And also, many of these are, I will say, have cross initiatives. In other words, those 130 major remodels that we did, we’ve also converted some of those now to 24 hours, and we’ve also implemented pizza delivery. So we have a lot of cross initiatives. So we probably have to press or lump all of them together to give a number there, in that regard. However, we think — we think the initiatives in total will certainly be in line with new store construction and acquisition returns. Those returns typically are a high single-digit after tax cash flow first year, and then ramping thereafter shortly in the next year or two into double digits.

Kelly Bania —BofA Merrill Lynch—Analyst

Great. Thank you.

Operator

And there are no other questions at this time. So I would like to turn it back over to Mr. Walljasper for some closing remarks.

Bill Walljasper —Casey’s General Stores Inc—CFO

Thanks, Keith. I appreciate that. I appreciate everybody joining us this morning. Have a good rest of the day and the rest of the week. Thank you.

Operator

All right. Ladies and gentleman, that will conclude today’s conference. Thank you very much for joining us, and you may now disconnect. Everyone have a great day.

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